EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 1, 2012 (the “Effective Date”), by and between On Assignment, Inc. (the “Company”) and Edward L. Pierce (“Executive”).
RECITALS
WHEREAS, Executive currently serves as a member of the Board of Directors of the Company (the “Board”);
WHEREAS, the Company and Executive desire to continue Executive’s service relationship with the Company in a capacity other than as a member of the Board;
WHEREAS, the Company desire to employ Executive and to enter into an agreement embodying the terms of such employment; and
WHEREAS, Executive desires to resign as a member of the Board and accept such employment with the Company, subject to the terms and conditions of this Agreement.
AGREEMENT
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.           Employment Term; Resignation.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing on the Effective Date and ending on December 31, 2012 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”). Effective as of the Effective Date, Executive hereby resigns from his position on the Board (including Chairman of the Audit Committee) and as a member of the board of directors of any of the Company’s affiliates.
2.           Position and Duties.
     (a)           Position.  During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall perform such employment duties as are usual and customary for such position, including without limitation, oversight and management of the Company’s Finance and Accounting, Treasury, Risk Management and, along with the President and Chief Executive Officer (“CEO”), the Investor Relations departments.  Executive shall report to the CEO of the Company.  The Company shall retain full direction and control of the means and methods by which

Executive performs the above services.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other offices and capacities in addition to the foregoing as the Company shall designate, consistent with Executive’s position, without additional compensation beyond that specified in this Agreement.
(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Calabasas, California, unless otherwise mutually agreed upon by the parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s business.
(d)           Exclusivity.  During the Employment Period, except for such other activities as the Compensation Committee of the Board of Directors (the “Committee”) shall approve in writing in its sole discretion and as otherwise provided in this Section 2(d), Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company.  Notwithstanding the foregoing, provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (C) with the prior approval of the CEO, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the CEO in advance of accepting any such position.
3.           Compensation.
(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) set at $450,000 per year subject thereafter to annual review and increase (but not decrease) in the sole discretion of the Committee.  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time.
(b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus in respect of each calendar year during the Employment Period beginning in calendar year 2012, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the date on which annual bonuses are paid generally to the Company’s senior executives.  In respect of calendar year 2012, Executive shall be eligible to earn an Annual Bonus up to $150,000 (the “2012 Annual Bonus Target”), based on the Company’s achievement of performance targets established by the Committee prior to the Effective Date, but the actual amount of the 2012 Annual Bonus shall be determined on the basis of the Company’s achievement of the performance targets. In respect of calendar years during the Employment Period beginning after 2012, Executive will be eligible to receive an Annual Bonus in an amount up to 100% of Executive’s Base Salary, but the actual Annual Bonus shall be determined by reference to the achievement (“Tier 1”) and overachievement (“Tier 2”) of budgetary and other objective performance criteria, which criteria shall be determined by the Committee in its sole discretion within sixty days after the start of the applicable calendar year. Each Annual Bonus shall be paid to Executive, to the extent that any such Annual Bonus becomes payable, within thirty days after the date on which the Committee conclusively determines the extent to which the applicable performance criteria have (or have not) been met, but in no event later than March 15 of the year following the calendar year in which the Annual Bonus is earned.
      (c)           Stock Option.  Subject to approval by the Committee, as soon as practicable following the Effective Date, the Company shall grant to Executive a nonqualified option to purchase 75,000 shares of Company common stock (the “Option”).  The Option shall be granted to Executive at an exercise price per share equal to 100% of the fair market value of a share of Company common stock on the date of grant. Subject to Executive’s continued employment with the Company through each applicable vesting date, the Option shall vest and become exercisable with respect to 18,750 of the shares subject thereto on the first anniversary of the date of grant of the Option (the “Option Grant Date”) and with respect to 1,563 of the shares subject thereto on each monthly anniversary of the Option Grant Date thereafter, such that the Option shall be vested and exercisable with respect to all shares subject thereto (subject to Executive’s continued employment) on the fourth anniversary of the Option Grant Date.  Consistent with the foregoing, the terms and conditions of the Option, including the applicable vesting conditions, shall be set forth in an option grant agreement to be entered into by the Company and Executive in a form prescribed by the Company which shall evidence the grant of the Option (the “Option Agreement”).  The Option shall, subject to the provisions of this Section 3(c), be governed in all respects by the terms of the applicable Option Agreement.
(d)           Restricted Stock Units.
(i) Subject to approval by the Committee, as soon as practicable following the Effective Date, the Company shall grant to Executive restricted stock units (“RSUs”) with respect to a number of shares of common stock having a grant date value equal to $146,666.   Consistent with the foregoing, the terms and conditions of the RSUs, including the applicable vesting and share delivery conditions, shall be set forth in a RSU grant agreement to be entered into by the Company and Executive which shall evidence the grant of the RSUs and, except as otherwise expressly provided herein, shall be consistent with the terms and conditions contained in RSU grant agreements provided to other key executives of the Company (the “RSU Agreement”). The RSUs shall, subject to the provisions of this Section 3(d), be governed in all respects by the terms of the applicable RSU Agreement.
(ii) Subject to approval by the Committee, on the first trading day of 2013, the Company shall grant to Executive restricted stock units (“RSUs”) with respect to a number of shares of common stock having a grant date value equal to $440,000.   Consistent with the foregoing, the terms and conditions

of the RSUs, including the applicable vesting and share delivery conditions, shall be set forth in a RSU grant agreement to be entered into by the Company and Executive which shall evidence the grant of the RSUs and, except as otherwise expressly provided herein, shall be consistent with the terms and conditions contained in RSU grant agreements provided to other key executives of the Company (the “RSU Agreement”). The RSUs shall, subject to the provisions of this Section 3(d), be governed in all respects by the terms of the applicable RSU Agreement.
     (e)           Benefit Plans.  During the Employment Period, Executive and Executive’s legal dependants shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for its senior executives.  In addition, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to senior executives of the Company, provided, that the Company shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.
(f)           Additional Perquisites.  In addition to the compensation and benefits described above in this Section 3, during the Employment Period, the Company shall (i) pay to Executive an automobile allowance of $450 per month and, (ii) pay or reimburse Executive for actual, properly substantiated expenses incurred by Executive in connection with (A) an annual physical examination, not to exceed $1,500 per calendar year; and (B) tax preparation and financial planning services, not to exceed $2,500 per calendar year.
    (g)       Vacation.  Executive shall be entitled to vacation according to the vacation policy in place for other senior executives of the Company.
(h)        Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.
(i) Moving and Relocation Expenses. Executive is entitled to payment or reimbursement for all reasonable expenses associated with Executive’s relocation to the Los Angeles, California greater metropolitan area (including up to a maximum of $4,000 in legal fees incurred in connection with the negotiation, preparation and execution of this Agreement and, without limitation, travel expenses), in a total amount not to exceed $140,000, to the extent that such expenses are incurred by Executive no later than November 30, 2013. Subject to Section 9(c) below, such legal and relocation expenses will be paid or reimbursed to Executive, in all cases, during calendar year 2013, following proper substantiation of such amounts in accordance with the Company expense reimbursement policy applicable to senior executives of the Company, as in effect from time to time.
4.           Termination of Employment.

Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason.  The following provisions shall control any such termination of Executive’s employment, subject to Section 8 below:
     (a)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 7 below. The delivery by the Company of notice to Executive that it does not intend to renew this Agreement shall constitute a termination by the Company without Cause if, at the time of such notice, Executive is willing and able to renew the Agreement and continue provision of service on terms and conditions substantially similar to those contained in this Agreement.  If Executive’s experiences a Separation from Service during the Employment Period as provided in this Section 4(a), the Company shall promptly, or in the case of obligations described in clause (iii) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through such Date of Termination (as defined below), (ii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Sections 3(f), 3(h) or 3(i) above, and (iii) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”).  In addition, subject to Section 4(h) below, Executive’s timely execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(f) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), and except as otherwise may be provided in the COC Agreement (as defined below), Executive shall be entitled to receive (x) 100% of Executive’s Base Salary (the “Cash Severance”) at the rate in effect as of the Date of Termination, payable in substantially equal installments (the “Installments”) during the period commencing on the Date of Termination and ending on the twelve-month anniversary of the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, however, that no Installment payments shall be made prior to the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (such payroll date, the “First Payroll Date”) and any amounts that would otherwise have been payable prior to the First Payroll Date shall instead be paid on the First Payroll Date without interest thereon, (y) any unpaid Annual Bonus to which Executive would have become entitled for any calendar year of the Company ending prior to the Date of Termination had Executive remained employed through the payment date, payable on the First Payroll Date, and (z) reimbursement or payment of reasonable relocation expenses, in an aggregate amount up to $80,000, that Executive incurs (in connection with Executive’s termination of employment under this Section 4(a)) by the end of the second year following the year in which the Date of Termination occurs ((x), (y) and (z), collectively, the “Severance”), which shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred, provided that Executive properly substantiates such expenses in accordance with the Company’s expense reimbursement policy applicable to senior executives of the Company.
(b)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated by the Company or Executive due to Executive’s total and permanent disability (that constitutes a “disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.  In addition, subject to Section 4(h) below, Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (upon a disability termination), Executive (or Executive’s estate) shall be entitled to receive the Cash Severance, payable in accordance with Section 4(a) above.
(c)           Cause.  If Executive’s employment becomes terminable by the Company for Cause (as defined below) under Section 4(g)(i), (ii) or (v) below, then the Company shall provide Executive with written notice setting forth in reasonable detail the nature of such Cause and Executive shall have a period of fifteen days to cure such Cause. If Executive has not cured such Cause within fifteen days of the Company’s provision of such notice, then the Company may terminate Executive’s employment immediately and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive. If Executive’s employment becomes terminable by the Company for Cause under Section 4(g)(iii) or (iv) below, the Company may terminate Executive’s employment immediately and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.
(d)           Resignation.  Executive may terminate Executive’s employment upon sixty days’ notice to the Company provided in accordance with Section 7 below, subject to the Company’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(iii), as such obligations become due to Executive.  If the Company elects to waive the notice period provided for in this Section 4(d), Executive shall not be entitled to any compensation in respect of such waived period.
(e)           Other Terminations.  If Executive’s employment terminates for any reason other than those specified in Sections 4(a), (b), (c) or (d) above, the Company shall promptly, or in the case of items described in Section 4(a)(iii), as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.
(f)           Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s (or Executive’s estate’s or beneficiaries’, if applicable) right to receive the Severance that Executive (or his estate or beneficiaries, if applicable) execute and deliver to the Company a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (or, to the extent required by law, forty-five) days following the Date of Termination and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  Except as expressly provided in this Section 4, upon the termination of

Executive’s employment, the Company shall have no obligations to Executive in connection with his employment with the Company or the termination thereof.
(g)           Definitions.
“Cause” shall mean (i) a material breach of this Agreement by Executive, (ii) the willful or repeated failure or refusal by Executive substantially to perform Executive’s duties hereunder; (iii) the indictment of Executive for any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.
             “Date of Termination” shall mean the date on which Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).
 (h)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to Executive during the six-month period following Executive’s Separation from Service if the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) (determined in accordance with any applicable Company “specified employee” identification procedures), and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period, (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period, without interest thereon.
5.           Confidential Information and Employee Developments.  Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidential Information and Employee Development Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement, together with any Severance obligations arising hereunder and other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for Executive’s entering into the Confidentiality Agreement.
     6.           Representations.
     (a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, and (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
 (b)           No Disclosure of Confidential Information.  Executive’s performance of his duties under this Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
     7.           Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91301
Tel: (818) 878-7900
Attention: Chief Executive Officer
If to Executive: to the most current home address on file with the Company’s Human Resources department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon receipt.
8.           Change of Control Agreement.  Notwithstanding anything contained in this Agreement, the parties hereto acknowledge that Executive and the Company have entered into an Executive Change of Control Agreement of even date herewith (the “COC Agreement”) and, that, in the event that Executive becomes entitled to compensation or benefits under the COC Agreement (as determined solely under the terms of the COC Agreement), Section 4 of this Agreement shall be superseded by the COC Agreement and no further compensation or benefits in any form shall become payable under this Agreement.
      9.           Section 409A.
     (a)           General.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
     (b)         Separate Payments. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(c)    Certain Reimbursements.  To the extent that any payments or reimbursements provided to Executive hereunder are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(d)     Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
(e)    For the avoidance of doubt, any amount payable under this Agreement within a period following Executive’s termination of employment or other event shall be made on a date during such period as determined by the Company in its sole discretion.
10.           Miscellaneous.
     (a)           Governing Law.  The rights and duties of the parties will be governed by the local law of the State of California, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The parties hereto consent to the jurisdiction of the state and federal courts located in the state of California to adjudicate any disputes between such parties.
     (b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.
     (c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.
     (d)           Withholding.  The Company may withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.
     (e)           No Waiver.  Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (g)           Construction.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.
     (h)           Assignment.  This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.
(i)           Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, any applicable Stock Option Agreement and RSU Agreement and the COC Agreement, constitute the final, complete and exclusive agreement and understanding between Executive and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof.
     (j)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ON ASSIGNMENT, INC.

/s/Peter T. Dameris
Name: Peter Dameris
Title: Chief Executive Officer

/s/Edward L. Pierce
Name: Edward L. Pierce
Title: Chief Financial Officer

Exhibit A
Confidential Information and Employee Development Agreement